Exhibit 99.1

NEWMARKET CORPORATION REPORTS SECOND QUARTER AND FIRST HALF 2010 RESULTS

•	Petroleum Additives Profit Continues to Improve in Second Quarter

•	Purchased 657,789 Shares of Common Stock in Second Quarter

Richmond, VA, August 3, 2010 – NewMarket Corporation (NYSE – NEU) President and Chief Executive Officer, Thomas E. Gottwald, released the following earnings report of the Company’s operations for the second quarter and first half of 2010.

Net income for the second quarter of 2010 improved to $39.9 million, or $2.69 per share, an improvement of 30 percent compared to net income of $30.7 million, or $2.01 per share, for the same period last year. For the first half of 2010, net income increased to $82.0 million, or $5.47 per share, an improvement of 38 percent compared to net income for the first half of last year of $59.3 million, or $3.89 per share.

The improvement in earnings for both the second quarter and first half of this year over the same period last year reflects the continuing strength of our petroleum additives operations. For the second quarter of this year, petroleum additives operating profit improved to $76.6 million, an increase of 13 percent over last year’s same period operating profit of $67.6 million. This increase is mainly due to increased product shipments across all major product lines. Our business is performing well as we grow and continue to develop new products and solutions for our customers, such as the new passenger car motor oil being introduced this year into North America. Sales of petroleum additives for the second quarter of this year increased to $464.9 million or an improvement of 26 percent over sales for second quarter last year of $368.2 million. Shipments also improved increasing 21 percent over second quarter last year.

Petroleum additives profits for the first half of this year improved to $147.0 million representing an increase of 25 percent over operating profits for the first half of last year of $117.7 million, also reflecting continuing earnings improvement in the lubricant additives product line. Sales of petroleum additives for the first half of this year increased to $854.3 million, an increase of 22 percent over sales for the first half of last year of $703.0 million. Shipments for the first half of 2010 were up 21 percent over the same period last year.

During the first half of this year, we utilized our strong cash flow to acquire Polartech, a leading metalworking additives company, and to purchase 826,338 shares (657,789 shares in the second quarter) of our common stock for $79.2 million. We also reduced debt related to Foundry Park I by over $30 million.

We are pleased with our performance for the first half of this year. The fundamentals of our business are strong, and we are continuing to invest in the technology and supply capability to serve our customers with the innovative products and services that enhance their position to succeed in the marketplace.

Please read our second quarter 10-Q for more details on the operation of the company.

Sincerely,

Thomas E. Gottwald

As a reminder, a conference call and Internet webcast is scheduled for 10:00 a.m. EDT on Wednesday, August 4, 2010, to review second quarter financial results. You can access the conference call live by dialing 1-877-407-9210 (domestic) or 1-201-689-8049 (international) and requesting the NewMarket conference call. To avoid delays, callers should dial in five minutes early. The call will also be broadcast via the Internet and can be accessed through the company’s website at www.NewMarket.com or www.investorcalendar.com. A teleconference replay of the call will be available until August 11, 2010 at 11:59 p.m. EDT by dialing 1-877-660-6853 (domestic) and 1-201-612-7415 (international). The account number is 286. The conference ID number is 353545. A webcast replay will be available for 30 days.

NewMarket Corporation through its subsidiaries, Afton Chemical Corporation and Ethyl Corporation, develops, manufactures, blends, and delivers chemical additives that enhance the performance of petroleum products. From custom-formulated chemical blends to market-general additive components, the NewMarket family of companies provides the world with the technology to make fuels burn cleaner, engines run smoother and machines last longer.

Some of the information contained in this press release constitutes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Although NewMarket’s management believes its expectations are based on reasonable assumptions within the bounds of its knowledge of its business and operations, there can be no assurance that actual results will not differ materially from expectations.

Factors that could cause actual results to differ materially from expectations include, but are not limited to: availability of raw materials and transportation systems; ability to respond effectively to technological changes in our industry; supply disruptions at single sourced facilities; failure to protect our intellectual property rights; political, economic, and regulatory factors concerning our products; hazards common to chemical businesses; occurrence or threat of extraordinary events, including natural disasters and terrorist attacks; competition from other manufacturers; sudden or sharp raw materials price increases; gain or loss of significant customers; risks related to operating outside of the United States; the impact of fluctuations in foreign exchange rates; future governmental regulation; resolution of environmental liabilities or legal proceedings; inability to complete future acquisitions or successfully integrate future acquisitions into our business and other factors detailed from time to time in the reports that NewMarket files with the Securities and Exchange Commission, including the risk factors in Item 1A, “Risk Factors” of our 2009 Annual Report on Form 10-K, which is available to shareholders upon request.

You should keep in mind that any forward-looking statement made by NewMarket in the foregoing discussion speaks only as of the date on which such forward-looking statement is made. New risks and uncertainties come up from time to time, and it is impossible for us to predict these events or how they may affect the company. We have no duty to, and do not intend to, update or revise the forward-looking statements in this discussion after the date hereof, except as may be required by law. In light of these risks and uncertainties, you should keep in mind that the events described in any forward-looking statement made in this discussion, or elsewhere, might not occur.

FOR INVESTOR INFORMATION CONTACT:

David A. Fiorenza

Investor Relations

Phone: 804.788.5555

Fax:      804.788.5688

Email: investorrelations@newmarket.com

NEWMARKET CORPORATION AND SUBSIDIARIES

SEGMENT RESULTS AND OTHER FINANCIAL INFORMATION

(In millions except per share amounts, unaudited)

	Three Months Ended June 30		Six Months Ended June 30
	2010	2009	2010	2009
Revenue:
Petroleum additives	$464.9	$368.2	$854.3	$703.0
Real estate development	2.9	—	5.7	—
All other (a)	2.0	2.7	5.0	5.0

Total	$469.8	$370.9	$865.0	$708.0

Segment operating profit:
Petroleum additives	$76.6	$67.6	$147.0	$117.7
Real estate development	1.8	—	3.5	(0.2)
All other (a)	1.0	(1.6)	2.0	(2.1)

Segment operating profit	79.4	66.0	152.5	115.4

Corporate unallocated expense	(4.7)	(5.3)	(8.9)	(8.8)
Interest and financing expenses	(4.3)	(2.9)	(8.3)	(5.8)
Loss on an interest rate swap agreement (b)	(9.7)	(11.9)	(12.1)	(11.9)
Other (expense) income, net	(0.3)	0.5	(0.3)	0.5

Income before income tax expense	$60.4	$46.4	$122.9	$89.4

Net income	$39.9	$30.7	$82.0	$59.3

Basic earnings per share	$2.69	$2.02	$5.48	$3.90

Diluted earnings per share	$2.69	$2.01	$5.47	$3.89

Notes to Segment Results and Other Financial Information

(a)	“All other” includes the results of our TEL business, as well as certain contract manufacturing of Ethyl Corporation.
(b)	The loss on an interest rate swap agreement represents the change, since the beginning of the reporting period, in the fair value of an interest rate swap which we entered into on June 25, 2009. We are not using hedge accounting to record the interest rate swap and, accordingly, any change in the fair value is immediately recognized in earnings.

NEWMARKET CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME

(In thousands except per share amounts, unaudited)

	Three Months Ended June 30		Six Months Ended June 30
	2010	2009	2010	2009
Revenue:
Net sales - product	$466,986	$370,921	$859,251	$708,049
Rental revenue	2,855	—	5,716	—

	469,841	370,921	864,967	708,049

Costs:
Cost of goods sold - product	336,574	259,508	610,202	505,562
Cost of rental	1,066	—	2,156	—

	337,640	259,508	612,358	505,562

Gross profit	132,201	111,413	252,609	202,487

Selling, general, and administrative expenses	36,193	29,256	66,767	55,523
Research, development, and testing expenses	22,064	21,092	43,147	39,846

Operating profit	73,944	61,065	142,695	107,118

Interest and financing expenses	4,314	2,859	8,263	5,795
Other expense, net (a)	9,210	11,850	11,521	11,930

Income before income tax expense	60,420	46,356	122,911	89,393

Income tax expense	20,564	15,698	40,917	30,047

Net income	$39,856	$30,658	$81,994	$59,346

Basic earnings per share	$2.69	$2.02	$5.48	$3.90

Diluted earnings per share	$2.69	$2.01	$5.47	$3.89

Shares used to compute basic earnings per share	14,796	15,204	14,957	15,204

Shares used to compute diluted earnings per share	14,828	15,242	14,991	15,242

Cash dividends declared per share	$0.375	$0.25	$0.75	$0.45

Notes to Consolidated Statements of Income

(a)	On June 25, 2009 we entered into an interest rate swap. The loss on the interest rate swap was $9.7 million for the three months ended June 30, 2010 and $12.1 million for the six months ended June 30, 2010. We are not using hedge accounting to record the interest rate swap, and accordingly, any change in the fair value is immediately recognized in earnings.

NEWMARKET CORPORATION AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(In thousands, unaudited)

	June 30 2010	December 31 2009
ASSETS

Current assets:
Cash and cash equivalents	$46,606	$151,831
Short-term investments	300	300
Trade and other accounts receivable, less allowance for doubtful accounts ($968 - 2010; $1,195 - 2009)	251,103	214,887
Inventories	221,434	192,903
Deferred income taxes	5,939	4,118
Prepaid expenses and other current assets	24,924	39,100

Total current assets	550,306	603,139

Property, plant and equipment, at cost	961,803	934,382
Less accumulated depreciation and amortization	632,393	631,967

Net property, plant and equipment	329,410	302,415

Prepaid pension cost	4,085	2,430
Deferred income taxes	35,955	34,670
Other assets and deferred charges	49,566	37,475
Intangibles, net of amortization and goodwill	50,880	45,063

Total assets	$1,020,202	$1,025,192

LIABILITIES AND SHAREHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$108,370	$88,186
Accrued expenses	60,748	63,775
Dividends payable	4,692	4,992
Book overdraft	3,795	2,230
Long-term debt, current portion	3,199	33,881
Income taxes payable	10,274	4,988

Total current liabilities	191,078	198,052

Long-term debt	232,935	216,200
Other noncurrent liabilities	158,181	152,755

Shareholders’ equity
Common stock and paid in capital (without par value) Issued and Outstanding - 14,388,651 in 2010 and 15,209,989 in 2009	—	275
Accumulated other comprehensive loss	(86,719)	(74,784)
Retained earnings	524,727	532,694

	438,008	458,185

Total liabilities and shareholders’ equity	$1,020,202	$1,025,192